AGREEMENT AND PLAN OF MERGER


     AGREEMENT and PLAN OF MERGER, dated this 5th day of September, 1996 (the "Plan"), by and among United Valley Bancorp, Inc. ("UVHC"), United Valley Bank ("United Valley"), JeffBanks, Inc. ("JBI") and JeffBanks Acquisitioncorp., Inc. ("JBI Merger Sub").

RECITALS:
         A. UVHC: UVHC is a corporation, duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania, with its headquarters located in Philadelphia, Pennsylvania. UVHC's authorized capital stock consists of 6,000,000 shares of Class A common stock, $2.50 par value per share ("UVHC Class A Common Stock") and 500,000 shares of Class B Common Stock, $2.50 par value per share ("UVHC Class B Common Stock") (collectively the UVHC Class A Common Stock and UVHC Class B Common Stock are referred to as "UVHC Common Stock"). As of the date hereof, there are outstanding (i) 2,210,261 shares of UVHC Class A Common Stock, (ii) no shares of UVHC Class B Common Stock and (iii) warrants to purchase 753,335 shares of UVHC Class A Common Stock at an exercise price of $4.00 per share.

         B. United Valley: United Valley is a banking corporation, duly authorized and validly existing in good standing under the laws of the
Commonwealth of Pennsylvania, with its headquarters located in Philadelphia, Pennsylvania. United Valley's authorized capital stock consists of 6,000,000 shares of Class A Common Stock, $2.50 par value per share ("United Valley Class A
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Common Stock") and 500,000  shares of Class B Common Stock,  $2.50 par value per share ("United Valley Class B Common Stock") (collectively the United Valley Class A Common Stock and the United Valley Class B Common Stock are referred to as the "United Valley Common Stock"). As of the date hereof, there are outstanding (i) 2,210,261 shares of United Valley Class A Common Stock, all of which are owned by UVHC, and (ii) no shares of United Valley Class B Common Stock.
         C. JBI: JBI is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania with its
principal  executive  offices  located  in  Philadelphia,   Pennsylvania.  JBI's
authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value per share ("JBI Common Stock"). As of the date hereof, there are outstanding 3,957,198 shares of JBI Common Stock.
         D. JBI Merger Sub: JBI Merger Sub is a corporation duly organized and validly existing in good standing under the laws of the Commonwealth of Pennsylvania with its principal executive offices located in Philadelphia, Pennsylvania. JBI Merger Sub's authorized capital stock consists of 100 shares of Common Stock, $.01 par value per share ("JBI Merger Sub Common Stock"). As of the date hereof, there are outstanding 100 shares of JBI Merger Sub Common Stock, all of which are owned by JBI.
         E. Merger and Bank Acquisition: Pursuant to this Plan, the parties have agreed that JBI will acquire UVHC and United Valley by means of a merger of JBI Merger Sub with and into UVHC

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(the  "Merger")  as a result  of which  UVHC will  become a direct  wholly-owned subsidiary of JBI and United Valley will become a second-tier subsidiary of JBI (the "Bank Acquisition").
         F. Approvals: The Board of Directors of each of UVHC, United Valley, JBI and JBI Merger Sub has approved, at meetings of each of such Boards of Directors, this Plan and has authorized the execution hereof in counterparts.
         G. Fairness Opinion: UVHC has received the written opinion of Danielson Associates, Inc., in form and substance satisfactory to UVHC, as to the fairness of the Merger and Bank Acquisition to the shareholders of UVHC from a financial point of view.
         In consideration of their mutual premises and obligations, the parties hereto, intending to be legally bound, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                       I. THE MERGER AND BANK ACQUISITION.
In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:
         (A) The Continuing Corporation. On the Merger Effective Date (as hereinafter defined), JBI Merger Sub shall merge with and into UVHC, the separate existence of JBI Merger Sub shall cease and UVHC (sometimes hereinafter referred to as the "Continuing Corporation") shall survive. The name of the

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continuing Corporation shall be "JeffBanks Acquisitioncorp., Inc."
         (B) Rights, Etc. Upon consummation of the Merger, the Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of UVHC and JBI Merger Sub; and all property, real, personal and mixed and all debts due on whatever account, and all other choses in action, all and every other interest of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger as provided by the laws of the Commonwealth of Pennsylvania.
         (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.
         (D) Articles of Incorporation; Bylaws; Directors; Officers. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of JBI Merger Sub, as in effect immediately prior to the Merger Effective Date (as hereinafter defined). The directors and officers of JBI Merger Sub in office immediately prior to the Merger Effective Date shall be the directors and officers of the Continuing Corporation, together

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with such  additional  directors and officers as may thereafter be elected,  who shall hold office until such time as their successors are elected and qualified. On or before the Merger Effective Date, JBI shall cause the election or appointment of two (2) of the directors of United Valley in office immediately prior to the Merger Effective Date as additional directors of JBI and three (3) of the directors of United Valley in office immediately prior to the Merger Effective Date as additional directors of Jefferson Bank, ("Jefferson"), a wholly-owned subsidiary of JBI. The individuals elected or appointed as directors of JBI may be the same or different from those individuals elected or appointed as directors of Jefferson.
         (E) Merger Effective Date; Closing. The Merger shall become effective upon the filing and acceptance of articles of merger by the Pennsylvania Department of State (the "Merger Effective Date") which such articles of merger shall be filed within ten (10) days after satisfaction of all conditions set forth in Article VI, including, without limitation, the receipt of the regulatory approvals referred to in Paragraphs (B) and (C) thereof unless otherwise agreed to in writing by the parties hereto. All documents required by the terms of this Plan to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the closing of the Merger, which shall take
place   contemporaneously   with  the  closing  of  the  Bank  Acquisition  (the
"Closing"), and which shall be held on the Merger Effective Date at the offices of Jefferson, 1609 Walnut

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Street, Philadelphia, Pennsylvania (or at such other location as may be mutually agreed upon) at 10:00 a.m.
         (F) Other Matters: Notwithstanding any term of this Plan to the contrary, JBI may, in its discretion at any time prior to the Merger Effective Date, designate a direct or indirect wholly-owned subsidiary to substitute for JBI Merger Sub as a constituent corporation in the Merger by written notice to UVHC so long as the exercise of this right does not materially adversely affect
the  interests  of  the  UVHC  shareholders,   or  cause  a  material  delay  in
consummation of the transactions contemplated herein. JBI shall also have the right to cause JBI Merger Sub or such substitute, to be the surviving corporation of the Merger, so long as the exercise of such right does not have a material adverse effect on the interests of the holders of the capital stock of UVHC, or cause a material delay in, or otherwise adversely affect, consummation of the transactions described herein. Nothing in this Plan shall be deemed to restrict the ability of JBI or any of its subsidiaries to merge with or with and into another entity so long as no such other transaction shall have a Material Adverse Effect on the parties' ability to consummate the Bank Acquisition or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein.


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                            II. MERGER CONSIDERATION.
         (A) Outstanding JBI Common Stock. The shares of JBI Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, on and after the Merger Effective Date, remain issued and outstanding shares of JBI Common Stock.
         (B) Outstanding UVHC Common Stock. On the Merger Effective Date, each share of UVHC Common Stock (excluding shares owned by UVHC) issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive .339 shares (subject to possible adjustment as set forth in Article II, Paragraph I (the "Exchange Ratio")) of JBI Common Stock. Any shares of UVHC Common Stock owned by UVHC shall be canceled and retired upon the Merger Effective Date and no consideration shall be issued in exchange therefor.
         (C) Outstanding Shares of JBI Merger Sub. The shares of JBI Merger Sub Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of and after the Merger, be converted into and thereafter constitute the issued and outstanding shares of the capital stock of the Continuing Corporation.
         (D) Outstanding Shares of United Valley. The shares of United Valley Common Stock issued and outstanding immediately prior to the Merger shall, on and after the Merger, remain issued and outstanding shares of United Valley Common Stock.

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         (E) Shareholder Rights; Stock Transfers.  On the Merger Effective Date,
holders of UVHC Common Stock shall cease to be, and shall have no rights as, shareholders of UVHC, other than to receive the Merger consideration provided under Paragraph (B) above and Paragraph (F) below. After the Merger Effective Date, there shall be no transfers on the stock transfer books of UVHC or the Continuing Corporation of the shares of UVHC Common Stock which were issued and outstanding immediately prior to the Merger Effective Date.
         (F) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of JBI Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, JBI shall pay to each holder of UVHC Common Stock who would otherwise be entitled to a fractional share of JBI Common Stock an amount in cash determined by multiplying such fractional share of JBI Common Stock by the Index Price (as hereinafter defined). As used herein, the term "Index Price" shall mean the average of the daily closing prices for JBI Common Stock on the Nasdaq National Market System ("Nasdaq NMS") for the twenty (20) consecutive full trading days ending at the close of trading on the business day immediately prior to the Merger Effective Date.
         (G) Exchange Procedures. As promptly as practicable after the Merger Effective Date, JBI shall send or cause to be sent to each former shareholder of record of UVHC immediately prior to the Merger Effective Date transmittal materials for use in

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exchanging  such  shareholder's  certificates  of  UVHC  Common  Stock  for  the consideration set forth in Paragraphs (B) and (F) above. Any fractional share checks which a UVHC shareholder shall be entitled to receive in exchange for such shareholder's shares of UVHC Common Stock, and any dividends paid on any shares of JBI Common Stock that such shareholder shall be entitled to receive prior to the delivery to Chase Mellon Securities Transfer Company (the "Exchange
Agent")   of  such   shareholder's   certificates   representing   all  of  such
shareholder's shares of UVHC Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to JBI and the Exchange Agent, in their judgement, if any of the certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent required by law, former shareholders of record of UVHC shall be entitled to vote at any meeting of holders of JBI Common Stock the number of whole shares of JBI Common Stock into which their respective shares of UVHC Common Stock are converted, regardless of whether such holders
have  exchanged   their   certificates   representing   UVHC  Common  Stock  for
certificates representing JBI Common Stock in accordance with the provisions of this Plan.
         (H) Options and Warrants. Any valid option or warrant to purchase shares of UVHC Common Stock (a "UVHC Warrant"),

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outstanding and unexercised  immediately prior to the Merger shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, (i) become and be converted into a warrant to purchase that number of shares of JBI Common Stock as shall equal the Exchange Ratio multiplied by that number of shares of UVHC Common Stock which such option or warrant entitled the holder thereof to purchase, at an exercise price equal to the exercise price per share of the UVHC Warrant divided by the Exchange Ratio; (ii) be amended to delete the provision relating to termination of such warrant or option upon termination of the directorship held by the warrant or option holder and (iii) in the event that the Shelf Registration Statement (as such term is defined in Article V, Paragraph (E) hereof) has not become effective on or before the expiration date of any warrant, be amended to extend the expiration date of such warrant until such date that the Shelf Registration Statement shall become effective and for a period of thirty (30) days after notice of the effectiveness of the Shelf Registration Statement shall be sent to the holder of the warrant at his address as it appears on the books and records of JBI (hereinafter collectively referred to as the "JBI Warrants"). Any JBI Warrant to purchase a fractional share which results from application of the Exchange Ratio shall be cancelled. The maximum number of shares of UVHC Common Stock which are issuable upon exercise of the warrants referred to above, as of the date hereof, has been Previously

                                                       -10-

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Disclosed (as such term is defined in Paragraph H(3) of Article VIII).
         (I) Anti-Dilution Provisions. In the event JBI changes the number of shares of JBI Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding JBI Common Stock and the record date therefor shall be prior to the Merger Effective Date, the Exchange Ratio shall be proportionately adjusted.

                          III. ACTIONS PENDING MERGER.
After the date hereof but prior to the consummation of the Merger, without the prior written consent or approval of the Chairman or President of JBI, neither United Valley nor UVHC will:
         (A)      make, declare or pay any dividend;
         (B) enter into any employment contracts with, increase the rate of compensation of (except in accordance with existing policy consistent with past practice), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing, as Previously Disclosed and as in effect on the date hereof;
         (C) enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance, or other employee benefit,

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incentive  or welfare  contract,  plan or  arrangement,  or any trust  agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (i) the vesting or exercise of any benefits payable thereunder; or (ii) the right to exercise any employee stock options outstanding thereunder.
         (D) dispose of or discontinue any portion of its assets, business or properties (except for the sale of foreclosed properties, or properties received in lieu of foreclosure, in the ordinary course of business, consistent with past practice), which is material to United Valley or UVHC, or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except for properties received through, or in lieu of, foreclosure in the ordinary course of business, consistent with past practice);
         (E)      amend its Articles of Incorporation or Bylaws;
         (F) take any other action or engage in any loan, deposit, investment or other transaction not in the usual, regular and ordinary course of business consistent with past practice, including, but not limited to, (i) significantly changing asset liability sensitivity, (ii) making loans which are not consistent with past practice, (iii) purchasing securities or (iv) entering into any material contract, except for this Plan, to be performed after the date hereof; or
         (G)      agree to take any of the foregoing actions.


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                       IV. REPRESENTATIONS AND WARRANTIES.
Each of United Valley and UVHC hereby represents and warrants to JBI Merger Sub and JBI, and each of JBI Merger Sub and JBI hereby represents and warrants to United Valley and UVHC as follows:
         (A) the facts set forth in the Recitals of this Plan with respect to it are true and correct;
         (B) the outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights;
         (C) it and each of its subsidiaries is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted;
         (D)      except as Previously Disclosed, in the case of United
Valley and UVHC, it does not have any subsidiaries;
         (E) subject to receipt of any necessary approval by its shareholders and the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI, this Plan has been authorized by all necessary corporate action by it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating

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to or affecting creditors rights and to general equity
principles;
         (F) the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it, will not constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or by which any of them are bound, which breach, violation or default is reasonably likely to have, either by itself or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect (as such term is defined in Paragraph H(2) of Article VIII) on it, or (ii) a breach or violation of, or a default under, its Articles of Incorporation or Bylaws; and the consummation of the transactions contemplated by this Plan will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Paragraphs (B) and (C) of Article VI.
         (G) except as Previously Disclosed, its Annual Report, for the fiscal year ended December 31, 1995, its Quarterly Report for the fiscal quarter ended June 30, 1996 and all other documents,

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as  amended  prior to the date of this Plan,  delivered  or to be  delivered  to shareholders (in each such case, a "Financial Report" or, collectively, the "Financial Reports"), did not and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements; and it has previously delivered to the other parties true and complete copies of its Financial Reports for all periods ended after January 1, 1993 through the date of this Plan;
         (H) except as Previously Disclosed, since December 31, 1995, or, with respect to loans, since August 31, 1996 (i) it and

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each of its  subsidiaries  have  conducted  their  respective  businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it;
         (I) except as Previously Disclosed, no litigation, proceeding, or controversy before any court or governmental agency is pending which, either by itself or in the aggregate with one or more other events, occurrences or circumstances, is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceedings or controversy has been threatened; and except as Previously Disclosed, neither it nor any of its subsidiaries is a party to, or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or has adopted any board resolution at the request of, any federal, state or other government, governmental agency or authority charged with the supervision or regulation of financial institutions or their holding companies or the issuance of securities or engaged in the insurance of deposits (including, without limitation, the Pennsylvania Department of Banking, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of it or any of its

                                                       -16-

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subsidiaries or properties  (collectively,  the "Regulatory  Authorities");  and except as Previously Disclosed, neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission or any such resolutions;
         (J) except as Previously Disclosed, it and each of its subsidiaries is in material compliance, in the conduct of its business, with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage
Disclosure  Act  and  all  other   applicable  fair  lending  laws  relating  to
discriminatory business practices; and except as Previously Disclosed, it and each of its subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and except as Previously Disclosed,

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



neither it nor any of its subsidiaries has received notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii)
threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist);
         (K) except as Previously Disclosed or set forth in the Financial Reports, and except for this Plan and arrangements made in the ordinary course of business, in the case of United Valley and UVHC only, it is not bound by any material contract to be performed after the date hereof;
         (L) except as Previously Disclosed, in the case of United Valley and UVHC only, neither it nor any of its subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default;
         (M) except as Previously Disclosed, in the case of UVHC only, it and each of its subsidiaries has good and marketable title, free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance ("Liens") (other than Liens for current taxes not yet delinquent, pledges to secure deposits or in the ordinary course of business consistent with past practice) to all of the properties and assets, tangible and intangible, owned by it or its subsidiaries. To the best of its knowledge, all buildings and all fixtures, equipment and other property and assets are held under valid leases or subleases by it or its subsidiaries enforceable in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, receivership, conservatorship and other laws of general applicability relating to or affecting creditors rights or by general equity principles);
         (N) all negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it and its agents directly with the other parties hereto and their agents and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment;
         (O)      except as Previously Disclosed:
                  (1) United  Valley has  delivered  to JBI a true and  complete copy of each "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and its subsidiaries (the "Employees");

                  (2) all employee benefit plans of United Valley covering Employees, to the extent subject to ERISA (the "ERISA Plans"), are in material compliance with ERISA, except for failures to so comply which are not reasonably likely, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; each ERISA Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has either (a) received a favorable determination letter from the Internal Revenue Service; or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter; there is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it; and neither it nor any of its subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by United Valley or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a) (15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one "employer" with it under Section 4001 (a) (14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), which liability is reasonably likely to have either by itself or in the aggregate with one or more other events, occurrences or circumstances a Material Adverse Effect on it; United Valley and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA; and to the knowledge of United Valley no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate within the 12-month period ending on the date hereof;
                  (4) during the current plan year and the immediately preceding three (3) plan years of such ERISA Plan, all contributions required to be made under the terms of any ERISA Plan of United Valley, its subsidiaries, or an ERISA Affiliate have been timely made; and no pension plan of United Valley, its subsidiaries, or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which is reasonably likely, either by itself or in the aggregate with one or more other events, occurrences or circumstances, to have a Material Adverse Effect on it;
                  (5) under each Pension Plan of United Valley which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a) (16) of ERISA (as determined on the basis of the actuarial assumptions contained in the ERISA Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such ERISA Plan, and there has been no material adverse change in the financial position of such ERISA Plan since the last day of the most recent plan year; and
                  (6) there are no material current or projected liabilities for retiree health or life insurance benefits;
         (P) it knows of no reason why the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI should not be obtained;
         (Q) it is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity;
         (R) it and each of its subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it;
         (S) in the case of United Valley and UVHC only, it has Previously Disclosed a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets of United Valley that are classified as of July 31, 1996 by it (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that are classified as of July 31, 1996 by any regulatory examiner as "Other Assets Especially Mentioned", "Substandard", "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by United Valley prior to July 31, 1996; and in the case of United Valley and UVHC only, the allowance for loan and lease losses shown on its Financial Reports were, and the allowance for loan and lease losses shown on its Financial Reports for periods ending after the date of this Plan will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and all other applicable regulatory requirements for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date; and in the case of United Valley only, the assets comprising other real estate owned and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.
         (T) except as Previously Disclosed, in the case of United Valley and UVHC only, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of United Valley or UVHC as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"):
         (U) in the case of United Valley and UVHC only, it has taken all necessary action to exempt the transactions contemplated by this Plan from, or the transactions contemplated by this Plan are otherwise exempt from, any applicable state takeover laws in effect as of the date of this Plan, including, without limitation, the Pennsylvania Business Corporation Law. For purposes of this Paragraph (U), Section 112 and Section 1610 of the Pennsylvania Banking Code of 1965, as amended, are not deemed to be a state takeover law;

         (V) it has taken all action so that the entering into of this Plan and the consummation of the transactions contemplated hereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (i) result in the grant of any rights or claims that would give rise to monetary damages under the Articles of Incorporation or Bylaws of United Valley or UVHC or under any agreement to which United Valley or UVHC is a party, or (ii) restrict or impair in any way the ability of JBI or JBI Merger Sub to exercise the rights granted hereunder;
         (W) except as Previously Disclosed, in the case of United Valley only, to the best of the knowledge of UVHC or United Valley:
                  (1) neither United Valley nor any properties owned or operated by United Valley has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on the assets, business, financial condition or results of operation of United Valley taken as a whole. There are no actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other person, instituted, pending or threatened relating to the liability of any property owned or operated by United Valley under any Environmental Law;

                  (2) Neither  United  Valley nor UVHC has  received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which it holds a security interest or other lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material;
                  (3) the  following  definitions  apply  for  purposes  of this
Paragraph (W): "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as in effect on or prior to the date of this Plan and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments
and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;
         (X) except as Previously Disclosed, in the case of United Valley and UVHC only, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for all periods immediately preceding the Merger Effective Date except to the extent such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on UVHC's consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on it, except as reserved against in its Financial Reports, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of it;
         (Y) it is aware of no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under
Section 368(a) of the Code.
         (Z) except as Previously Disclosed or pursuant to this Plan, in the case of United Valley and UVHC only, there are no shares of United Valley or UVHC Common Stock authorized and reserved for issuance and neither United Valley nor UVHC has any commitment to authorize, issue, or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from such party, any such shares and no securities or obligations representing any such rights are outstanding;
         (AA) it has previously delivered to the other parties its Articles of Incorporation and Bylaws which are true, correct and complete copies of such documents as in effect on the date of this Plan.
         (AB) in the case of JBI Merger Sub only, (i) it possesses no assets nor is subject to any liabilities and will not acquire assets or incur liabilities prior to the Merger Effective Date, and (ii) since the date of its incorporation, it has not engaged in any activities other than in connection with the consummation of the Merger and the Bank Acquisition or as expressly contemplated by this Plan.
         (AC) to the extent applicable to it, it has previously delivered to the other parties (i) all of its annual reports on Form 10-K filed with the United States Securities and Exchange Commission (the "SEC") since January 1, 1995 and its annual reports to shareholders for each of the three years ended December 31, 1995, 1994 and 1993, respectively; (ii) all of its quarterly reports on Form 10-Q and current reports, if any, on Form 8-K filed with the SEC on or after July 1, 1996; (iii) each final registration statement, prospectus or offering circular which it has used in connection with the sale of securities since January 1, 1995 and (iv) each definitive proxy statement distributed by it to its shareholders since January 1, 1995. All such reports comply in all material respects with the requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                  V. COVENANTS.
United Valley and UVHC hereby covenant to JBI and JBI Merger Sub, and JBI and JBI Merger Sub hereby covenant to United Valley and UVHC, that:
         (A) subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto, and each party shall use, and shall cause each of their respective subsidiaries to use, its best efforts to cause to be satisfied the conditions referred to in Article VI and to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan;
         (B) in the case of UVHC and United Valley only, it shall use its best efforts to deliver to JBI on the date of this Plan irrevocable proxies from each of the directors and executive officers of UVHC and United Valley, naming Betsy
Z. Cohen, Harmon S. Spolan, or either of them, as the attorneys-in-fact for such director and executive officer to vote the shares of UVHC held in his name (or to instruct the record holder of any such shares held in nominee name for his benefit) for approval of the Plan, the Merger and the Bank Acquisition.

         (C) each shall use its best efforts in good faith and in cooperation with the other parties to promptly prepare and file with the SEC in accordance with the requirements of the Securities Act, a registration statement (the
"Registration Statement") in connection with the issuance of the JBI Common Stock contemplated by this Plan (but excluding the issuance of JBI Common Stock pursuant to the exercise of the JBI Warrants or with respect to shares of UVHC Common Stock issued in connection with any exercise of the UVHC Warrants); each shall use its best efforts to promptly prepare and, if required, file with the SEC, a proxy or information statement to be mailed to the holders of JBI Common Stock and UVHC Common Stock, respectively, and it shall call a special meeting of the holders of such common stock to be held as soon as practicable after the effective date of the Registration Statement for purposes of voting upon (i) in the case of UVHC, a proposal seeking approval of this Plan and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of the Board of Directors of UVHC (as advised in writing by its counsel), UVHC shall solicit and obtain a vote, of not less than 66 2/3% of all holders of UVHC Common Stock entitled to vote, in favor of the above proposal and UVHC shall, at JBI's request, recess or adjourn said meeting if such recess or adjournment is deemed by JBI to be necessary or desirable; and (ii) in the case of JBI, a proposal seeking approval of this Plan and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of the Board of Directors of JBI (as advised in writing by its counsel), JBI shall solicit and obtain a vote of not less than a majority of all votes cast by the holders of JBI Common Stock for such proposal;
         (D) in the case of JBI only: (i) it shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof; (ii) it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that JBI shall not be required by virtue thereof to submit to general jurisdiction in any state; (iii) when the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by UVHC or United Valley relating to UVHC, United Valley or their subsidiaries and by JBI relating to JBI and its subsidiaries (a) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration

Statement made in reliance upon and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement;
         (E) in the case of JBI only,  it shall (a)  prepare and file within ten
(10) days following the filing by JBI of its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997, a registration statement under the Securities Act and Rule 415 thereunder (the "Shelf Registration Statement") with respect to the offer and sale of the shares of JBI Common Stock issuable pursuant to the JBI Warrants or issued in exchange for shares of UVHC Common Stock issued pursuant to exercise of the UVHC Warrants; provided, however, that JBI shall not be obligated to file the Shelf Registration Statement earlier than six (6) months after the Merger Effective Date, but shall be obligated to file the Shelf Registration Statement no later than nine (9) months following the Merger Effective Date; (b) use its best efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof; and (c) use its best efforts to maintain the shelf registration in effect for two (2) years from the effective date thereof. The provisions of this Paragraph (E) are intended to be for the benefit of, and shall be enforceable by, each holder of a JBI Warrant and each holder of shares of JBI Common Stock issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of a UVHC Warrant and their respective heirs and representatives;

         (F) it agrees that, unless approved by the other parties hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable stock exchange, National Association of Securities Dealers, Inc. ("NASD") or Nasdaq NMS rule;
         (G) (1) upon reasonable notice, it shall afford the other parties hereto, and their owners, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other parties hereto, (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request, provided that no investigation pursuant to this Paragraph (G) by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by this Plan; and (2) each party hereto will not use any information obtained pursuant to this Paragraph (G) for any purpose unrelated to this Plan, the consummation of the transactions contemplated hereby and, if the Merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Paragraph (F) of Article VIII) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable stock exchange, NASD or Nasdaq NMS rule to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents;
         (H) in the case of United Valley and UVHC only, it shall not solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of United Valley or UVHC (as advised in writing by its counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, United Valley or UVHC or any merger or other business combination with United Valley or UVHC other than as contemplated by this Plan and it shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; provided that United Valley or UVHC may communicate information about such proposal to its stockholders if and to the extent that it is legally required to do so (as advised in writing by its counsel); it shall notify JBI immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with United Valley or UVHC;
         (I) in the case of United Valley and UVHC only, it will cause each person who may be deemed to be an "affiliate" of United Valley or UVHC for purposes of Rule 145 under the Securities Act to execute and deliver to JBI on or before the mailing of the proxy statements for the meetings referred to in Paragraph (C) of this Article V an agreement in the form attached hereto as Exhibit A restricting the disposition of such affiliate's shares of UVHC Common Stock and the shares of JBI Common Stock to be received by such person in exchange for such person's shares of UVHC Common Stock or shares of JBI Common Stock issuable pursuant to the exercise of the JBI Warrants, as applicable;
         (J) in the case of United Valley, it shall use its best efforts to make reasonable modifications and changes to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Merger Effective Date so as to be consistent on a mutually satisfactory basis with those of JBI and generally accepted accounting principles. United Valley shall not be required to modify or change any such policies or practices, however, until (i) satisfaction of the conditions set forth in Paragraph (A) of Article VI, (ii) commencement of the 30 day United States Department of Justice review period set forth in 12 U.S.C. ss.1849;

(iii) such time as United Valley and JBI shall reasonably agree that the Merger Effective Date will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with any Regulatory Authority, and (iv) such time as JBI acknowledges in writing that all conditions to JBI's obligations to consummate the Merger (and JBI's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances United Valley shall make such modifications and changes not later than immediately prior to the expiration of the statutory waiting period referred to above in clause (ii). United Valley's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph (J) nor will any such modifications or changes affect or be considered in the definition of "Material Adverse Effect" contained in Article VIII, Section H(2);
         (K) in the case of JBI only, it shall use its best efforts to (i) list, prior to the Merger Effective Date, on the Nasdaq NMS, upon official notice of issuance, the shares of JBI Common Stock to be issued to the holders of United Valley Common Stock pursuant to the Merger and (ii) list, prior to the effective date of the Shelf Registration Statement, on the Nasdaq NMS, upon official notice of issuance, the shares of JBI Common Stock to be issued to the holders of the JBI Warrants upon exercise and sale thereof and the shares of JBI Common Stock issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of a UVHC Warrant. The provisions of clause (ii) of this Paragraph (K) are intended to be for the benefit of, and shall be enforceable by, each holder of (i) a JBI Warrant and
(ii) JBI Common Stock issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of a UVHC Warrant, and their respective heirs and representatives;
         (L) in the case of United Valley and UVHC only, it shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute in effect as of the date of this Plan and United Valley shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, the Pennsylvania Business Corporation Law;
         (M) in the case of United Valley and UVHC only, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights or claims that would give rise to monetary damages under the Articles of Incorporation or Bylaws of

United Valley or UVHC or under any agreement to which United Valley or UVHC is a party, or (ii) restrict or impair in any way the ability of JBI or JBI Merger Sub to exercise the rights granted hereunder;
         (N) in the case of United Valley and UVHC only, it shall not adopt any other plan or arrangement that would adversely affect in any way the rights of JBI or JBI Merger Sub under this Plan;
         (O) it undertakes and agrees to use its best efforts to cause the Merger to be effected, including, without limitation, promptly preparing any and all regulatory applications and disclosure documents, and to take no action which would cause the Merger to fail to qualify for pooling-of-interests accounting treatment;
         (P) in the case of JBI, prior to the completion of the Merger, it will advise each of the current employees of United Valley in writing that (i) it will interview all current employees of United Valley; (ii) it will consider in good faith continuing to employ each such employee upon the completion of the Merger; and (iii) any employee of United Valley that is retained by JBI will be given credit for his or her prior service with United Valley for the purposes of determining the entitlement to and amount of (a) retirement benefits provided under JBI's current retirement plans (and any successor thereto) and (b) the required employer contribution for the group health insurance currently provided by JBI;

         (Q) in the case of JBI, with respect to the employment agreements of Thomas J. Lynch, R. Scott Horner and Eugene F. Zuecca, on or before September 30, 1996, it shall either (i) enter into a mutually acceptable amended employment agreement or (ii) terminate such agreement as of the Merger Effective Date;
         (R) in the case of United Valley and UVHC only, it shall promptly after the end of each fiscal quarter after the date of this Plan and on the Merger Effective Date provide JBI with a list of all of its loans, extensions of credit or other assets that have been classified internally or by any regulatory examiner since the date it provided JBI with the Asset Classification; and
         (S)      in the case of JBI only:
                  (1) from and after the Merger Effective Date through the second anniversary of the Merger Effective Date, it agrees to indemnify and hold harmless each present and former director and officer of each of United Valley and UVHC or its subsidiaries and each officer or employee of each of United Valley and UVHC or its subsidiaries that is serving as a director or trustee of another entity expressly at United Valley or UVHC's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Merger Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent permitted under the UVHC Articles of incorporation, the charter of United Valley, or the bylaws of either in effect on the date hereof; provided, however, that no Indemnified Party shall be entitled to indemnification for Costs arising out of any matter that such Indemnified Party had an obligation, pursuant to this Plan, to Previously Disclose to JBI and did not so disclose;
                  (2) any Indemnified Party wishing to claim indemnification under Paragraph S(1) above, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify JBI thereof, but the failure to so notify shall not relieve JBI of any liability it may have hereunder to such Indemnified Party if such failure does not materially prejudice JBI. In the event of any such claim, action, suit, proceeding or investigation, (i) JBI shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and JBI shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if JBI does not elect to assume such defense within a reasonable time or if there are issues which constitute conflicts of interest between JBI and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such

Indemnified Party, and JBI shall remain responsible for the reasonable fees and expenses of such counsel, with respect to those matters as to which a conflict of interest exists as set forth above, promptly as statements therefor are received; provided, however, that JBI shall be obligated pursuant to this Paragraph S(2) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter and (iii) JBI shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against and defenses available to, such Indemnified Party;
                  (3) in the event JBI or any of its  successors  of assigns (1)
consolidates with or merges into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of JBI assume the obligations set forth in this Paragraph S; and

                  (4) the provisions of this Paragraph S are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

                  VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

Consummation of the Merger is conditioned upon:
         (A) (i) approval of the Merger and the other transactions contemplated hereby by the required vote of the shareholders of UVHC and as and to the extent required by law, by UVHC, as the sole shareholder of United Valley, and (ii) approval of the Merger by the shareholders of JBI and JBI Merger Sub;
         (B) (i) procurement by JBI of approval by the Federal Reserve Board and the Pennsylvania Department of Banking of the Merger and the Bank Acquisition and the expiration of applicable statutory waiting periods relating thereto, and
(ii)  procurement  by  Jefferson  of approval  by the FDIC and the  Pennsylvania
Department of Banking of the Merger and the merger (immediately after consummation of the Merger) of United Valley with and into Jefferson, with Jefferson as the surviving entity, and the expiration of applicable statutory waiting periods relating thereto;
         (C) procurement of all other regulatory consents and approvals and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the Merger and the Bank Acquisition;

         (D) there not being in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger or the Bank Acquisition;
         (E) upon the request of JBI, at least thirty (30) days prior to the required date of receipt, receipt by JBI from Grant Thornton LLP of letters, dated the date of or shortly prior to: (i) the mailing of the proxy statements,
(ii) the public offering of any securities by JBI prior to the Merger Effective Date, and (iii) the Merger Effective Date, in form and substance satisfactory to JBI, with respect to UVHC's and United Valley's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm; and, further, receipt by JBI from Grant Thornton LLP of a letter confirming that the Merger will be treated as a pooling-of-interests for accounting purposes;
         (F) the receipt by United Valley, UVHC and their directors and officers of an opinion, dated the Merger Effective Date, of Ledgewood Law Firm, P.C. counsel for JBI and Jefferson, in form and substance reasonably satisfactory to United Valley;
         (G) the receipt by JBI and its directors and officers who sign the Registration Statement of an opinion, dated the Merger Effective Date, of Blank Rome Comisky & McCauley, in form and substance reasonably satisfactory to JBI;
         (H) (i) each of the representations and warranties contained herein of any party being true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (x) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (y) as expressly contemplated by this Plan, or (z) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan, and (ii) each and all of the agreements and covenants contained herein of any party to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and JBI and UVHC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the other party dated the Merger Effective Date, to such effect;
         (I) the Registration Statement having become effective, no stop order suspending the effectiveness of the Registration Statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC or any other regulatory authority;

         (J) JBI having received all state securities laws and "blue sky" permits and other authorizations necessary in connection with the issuance of the JBI Common Stock as set forth in the Registration Statement and to otherwise consummate the Merger;
         (K) JBI and UVHC having received an opinion from Blank Rome Comisky & McCauley to the effect that the Merger constitutes a reorganization under
Section  368  of  the  Code,   which  such   opinion   may  rely  upon   factual
representations contained in certificates of officers of JBI, JBI Merger Sub, UVHC, United Valley and others;
         (L) the shares of JBI Common Stock issuable pursuant to the Merger having been approved for listing on Nasdaq NMS, subject to official notice of issuance;
         (M) approval of the Merger and the other transactions contemplated hereby by not less than the minimum stockholder vote required by applicable laws or governing instrument by the shareholders of each of UVHC, United Valley, JBI and JBI Merger Sub;
         (N)      INTENTIONALLY OMITTED;
         (O) the sum of (i) the number of shares of UVHC Common Stock as to which dissenters' rights have been elected, and (ii) the number of shares of UVHC Common Stock, the conversion of which to JBI Common Stock subsequent to the Merger would result in fractional shares which JBI is required to purchase pursuant to Article II, Paragraph (F), being equal to no more than ten percent (10%) of UVHC Common Stock outstanding immediately prior to the Merger Effective Date;
         (P) the election or appointment of two (2) of the directors of United Valley in office immediately prior to the Merger Effective Date as additional directors of JBI and three (3) of the directors of United Valley in office immediately prior to the Merger Effective Date as additional directors of Jefferson; and
         (Q) UVHC having received the written opinion of Danielson Associates, Inc., in form and substance satisfactory to UVHC, as to the fairness of the Merger and Bank Acquisition to the shareholders of UVHC from a financial point of view, dated as of a date not less than five (5) business days prior to the date of mailing of the proxy statement with respect to the Merger and Bank Acquisition.
         Provided, however, a failure to satisfy any of the conditions set forth in Paragraphs (G), (K), (N) or (O) of this Article VI shall only constitute conditions if asserted by JBI; and a failure to satisfy any of the conditions set forth in Paragraph (F) or (Q) of this Article VI shall only constitute conditions if asserted by UVHC.

                                VII. TERMINATION.
This Plan may be terminated prior to the Merger Effective Date either before or after receipt of required shareholder approvals:
         (A) by the mutual consent of JBI and UVHC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
         (B) by JBI or UVHC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, materially adversely affect the Merger and the other transactions contemplated by this Plan, (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;
         (C) by JBI or UVHC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1997; provided, however, that such date may be extended by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan;
         (D) by JBI or UVHC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any shareholder approval contemplated by Paragraph (A) of Article VI is not obtained at a meeting or meetings called for the purpose of obtaining such approval; or
         (E) by JBI, (i) if the sum of (a) the number of shares of UVHC Common Stock as to which dissenters' rights have been elected, and (b) the number of shares of UVHC Common Stock, the conversion of which to JBI Common Stock subsequent to the Merger would result in fractional shares which JBI is required to purchase pursuant to Article II, Paragraph (F), shall equal more than ten percent (10%) of UVHC Common Stock outstanding immediately prior to the Merger Effective Date, or (ii) a breach by UVHC of the covenant contained in Article V, Paragraph B.

                              VIII. OTHER MATTERS.
         (A) Survival. If the Merger Effective Date occurs, the agreements of the parties in Paragraphs (E) and (K) of Article V and Paragraphs (A), (C), (D),
(F), (G), and (I) of this Article VIII shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Paragraph
(N) of Article IV,  Paragraph  (G)(2) of Article V and Paragraphs (A), (D), (E),
(F) and (I) of this Article VIII shall survive such termination.

         (B) Waiver or Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of UVHC, the consideration to be received by the shareholders of UVHC for each share of UVHC Common Stock shall not thereby be decreased.
         (C) Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
         (D) Governing Law. This Plan shall be governed by, and interpreted in accordance with, the substantive laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws, except as federal law may be applicable.
         (E) Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses of the Registration Statement which shall be shared equally between UVHC and JBI.
         (F) Confidentiality. Except as otherwise provided in Paragraph (G)(2) of Article V, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
         (G) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto:
      If to JBI or JBI                            Betsy Z. Cohen, Chairman
      Merger Sub, to:                             and Chief Executive Officer
                                                  JeffBanks, Inc.
                                                  1609 Walnut Street
                                                  Philadelphia, PA  19103

      With, in each                               J. Baur Whittlesey, Esq.
      instance, a copy to:                        Ledgewood Law Firm, P.C.
                                                  1521 Locust Street - 8th Floor
                                                  Philadelphia, PA  19102

      If to UVHC or                               Thomas J. Lynch, President
      United Valley, to:                          United Valley Bank
                                                  1601 Market Street - 3rd Floor
                                                  Philadelphia, PA  19103

      With, in each                               Lawrence Wiseman, Esq.
      instance, a copy to:                        Blank Rome Comisky & McCauley
                                                  Four Penn Center Plaza
                                                  Philadelphia, PA  19103

         (H) Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
                  (1) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O of the Federal Reserve Board;

                  (2) the term "Material Adverse Effect" shall mean (a) in the case of United Valley only, an event, occurrence or circumstance, which individually or in the aggregate, results, or is reasonably likely to result, in a decrease in the shareholders' equity account of United Valley, as determined in accordance with generally accepted accounting principles and as measured from the United Valley June 30, 1996 Financial Reports, in an amount equal to or greater than $500,000, including, without limitation, (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, (ii) operating losses and (iii) a breach of a representation or warranty, or (b) as applied to any of the parties, a breach of a representation or warranty which would materially impair the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; provided, however, that the term Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (c) with respect to any loan of United Valley, pursuant to Paragraph (J) of Article V, where the financial condition of the borrower of such loan and the value of any and all collateral securing such loan has not materially deteriorated, any material increase in United Valley's loan loss reserve with respect to such loan or any loan charge off with respect to such loan or any loan charge off in an amount which, in the view of JBI, should be reserved against possible losses on such loan or charged off with respect to such loan; and
                  (3) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan; provided, however, that any information so disclosed shall specify the provision of this Plan pursuant to which such information is being disclosed and shall not be deemed to be disclosed pursuant to any other provision of, or for any other purpose under, this Plan.
         (I) Entire Understanding. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Attest:                                             JEFFBANKS, INC.


/s/Michele Rudoi                                    By:/s/Betsy Z. Cohen
Assistant Secretary                                    Chairman and
                                                       Chief Executive Officer
[Corporate Seal]


Attest:                                             JEFFBANKS ACQUISITIONCORP.,
                                                       INC.


/s/Michele Rudoi                                    By:/s/Betsy Z. Cohen
Assistant Secretary                                    Chairman and
                                                       Chief Executive Officer
[Corporate Seal]



Attest:                                             UNITED VALLEY BANCORP, INC.


/s/R. Scott Horner                                  By:/s/Thomas J. Lynch
Secretary                                              President and
                                                       Chief Executive Officer
[Corporate Seal]


Attest:                                             UNITED VALLEY BANK


/s/R. Scott Horner                                  By:/s/Thomas J. Lynch
Secretary                                              President and
                                                       Chief Executive Officer
[Corporate Seal]

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "Amendment") dated this 30th day of September, 1996 (the "Amendment"), by and among United Valley Bancorp, Inc. ("UVHC"), United Valley Bank ("United Valley"), JeffBanks, Inc. ("JBI") and JeffBanks Acquisitioncorp., Inc. ("JBI Merger Sub").

                                    RECITALS

     A. Pursuant to an Agreement and Plan of Merger dated September 5, 1996 (the "Plan"), UVHC, United Valley, JBI and JBI Merger Sub agreed that JBI will acquire UVHC and United Valley by means of a merger of JBI Merger Sub with and into UVHC (the "Merger") as a result of which UVHC will become a direct wholly-owned subsidiary of JBI and United Valley will become a second-tier subsidiary of JBI (the "Bank Acquisition").

     B. The parties hereto wish to amend the Plan as hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

     2. Article I, Paragraph D of the Plan is hereby amended and restated in its entirety to read as follows:

     (D) Articles of Incorporation; Bylaws; Directors; Officers. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of JBI Merger Sub, as in effect immediately prior to the Merger Effective Date (as hereinafter defined). The directors and officers of UVHC in office immediately prior to the Merger Effective Date shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified. On or before the Merger Effective Date, JBI shall cause the election or appointment of two (2) of the directors of United Valley in office immediately prior to the Merger Effective Date as additional directors of JBI and three (3) of the directors of United Valley in office immediately prior to the Merger Effective Date as additional directors of Jefferson Bank, ("Jefferson"), a wholly-owned subsidiary of JBI. The individuals elected or appointed as directors of JBI may be the same or different from those individuals elected or appointed as directors of Jefferson.

     3. Article II, Paragraph H of the Plan is hereby amended and restated in its entirety to read as follows:

     (H) Options and Warrants. Any valid option or warrant to purchase shares of UVHC Common Stock (a "UVHC Warrant"), outstanding and unexercised immediately prior to the Merger shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof become and be converted into a warrant to purchase that number of shares of JBI Common Stock as shall equal the Exchange Ratio multiplied by that number of shares of UVHC Common Stock which such option or warrant entitled the holder thereof to purchase, at an exercise price equal to the exercise price per share of the UVHC Warrant divided by the Exchange Ratio (hereinafter collectively referred to as the "JBI Warrants"). Any JBI Warrant to purchase a fractional share which results from application of the Exchange Ratio shall be cancelled. The maximum number of shares of UVHC Common Stock which are issuable upon exercise of the warrants referred to above, as of the date hereof, has been Previously Disclosed (as such term is defined in Paragraph H(3) of Article VIII).

     4. Article V, Paragraph (C) of the Plan is hereby amended and restated in its entirety to read as follows:

     (C) each shall use its best efforts in good faith and in cooperation with the other parties to promptly prepare and file with the SEC in accordance with the requirements of the Securities Act, a registration statement (the "Registration Statement") in connection with the issuance of the JBI Common Stock contemplated by this Plan, including the shares of JBI Common Stock
     (x) issuable pursuant to the exercise of any JBI Warrant which has an expiration date on or before September 19, 1997 or (y) issued in exchange for shares of UVHC Common Stock issued pursuant to exercise of any UVHC Warrant which has an expiration date on or before September 19, 1997 (but excluding the issuance of JBI Common Stock issuable pursuant to the exercise of any JBI Warrant with an expiration date on or after September 20, 1997 or with respect to shares of UVHC Common Stock issued in connection with any exercise of any UVHC Warrant with an expiration date on or after September 20, 1997); each shall use its best efforts to promptly prepare and, if required, file with the SEC, a proxy or information statement to be mailed to the holders of JBI Common Stock and UVHC Common

     Stock, respectively, and it shall call a special meeting of the holders of such common stock to be held as soon as practicable after the effective date of the Registration Statement for purposes of voting upon (i) in the case of UVHC, a proposal seeking approval of this Plan and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of the Board of Directors of UVHC (as advised in writing by its counsel), UVHC shall solicit and obtain a vote, of not less than 66 2/3% of all holders of UVHC Common Stock entitled to vote, in favor of the above proposal and UVHC shall, at JBI's request, recess or adjourn said meeting if such recess or adjournment is deemed by JBI to be necessary or desirable; and (ii) in the case of JBI, a proposal seeking approval of this Plan and the Merger contemplated hereby and thereby, and, subject to the fiduciary duties of the Board of Directors of JBI (as advised in writing by its counsel), JBI shall solicit and obtain a vote of not less than a majority of all votes cast by the holders of JBI Common Stock for such proposal;

     5. Article V, Paragraph (E) of the Plan is hereby amended and restated in its entirety to read as follows:

     (E) in the case of JBI only, it shall (a) prepare and file within ten (10) days following the filing by JBI of its Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1997, a registration statement under the Securities Act and Rule 415 thereunder (the "Shelf Registration Statement") with respect to the offer and sale of the shares of JBI Common Stock issuable pursuant to JBI Warrants which have an expiration date on or after September 20, 1997 or issued in exchange for shares of UVHC Common Stock issued pursuant to exercise of UVHC Warrants which have an expiration date on or after September 20, 1997; provided, however, that JBI shall not be obligated to file the Shelf Registration Statement earlier than six (6) months after the Merger Effective Date, but shall be obligated to file the Shelf Registration Statement no later than nine (9) months following the Merger Effective Date; (b) use its best efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof; and (c) use its best efforts to maintain the shelf registration in effect for two (2) years from the effective date thereof. The provisions of this Paragraph (E) are intended to be for the benefit of, and shall be enforceable by, each holder of a JBI Warrant with an expiration date on or after September 20, 1997 and each holder of shares of JBI Common Stock issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of a UVHC Warrant with an expiration date on or after September 20, 1997, and their respective heirs and representatives;

     6. Article V, Paragraph (K) of the Plan is hereby amended and restated in its entirety to read as follows:

     (K) in the case of JBI only, it shall use its best efforts to (i) list, prior to the Merger Effective Date, on the Nasdaq NMS, upon official notice of issuance, the shares of JBI Common Stock to be issued to the holders of United Valley Common Stock pursuant to the Merger, including (x) the shares of JBI Common Stock to be issued to the holders of the JBI Warrants which have an expiration date on or before September 19, 1997 or (y) the shares of JBI Common Stock to be issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of any UVHC Warrant which has an expiration date on or before September 19, 1997 and (ii) list, prior to the effective date of the Shelf Registration Statement, on the Nasdaq NMS, upon official notice of issuance, the shares of JBI Common Stock to be issued to the holders of the JBI Warrants, upon exercise and sale thereof, which have expiration dates on or after September 20, 1997 and the shares of JBI Common Stock issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of a UVHC Warrant with an expiration date on or after September 20, 1997. The provisions of clause (ii) of this Paragraph (K) are intended to be for the benefit of, and shall be enforceable by, each holder of (i) a JBI Warrant with an expiration date on or after September 20, 1997 and (ii) JBI Common Stock issued in exchange for shares of UVHC Common Stock issued in connection with the exercise of a UVHC Warrant with an expiration date on or after September 20, 1997, and their respective heirs and representatives;

     7. Article V, Paragraph T is hereby added to the Plan and reads as follows:

     (T) in the case of JBI only, it shall (i) not dissolve, liquidate, consolidate, merge or sell the Continuing Corporation from the Merger Effective Date until the date that all of the JBI Warrants have either been exercised or have expired pursuant to their terms and (ii) cause each director, officer and special advisor of UVHC in office immediately prior to the Merger Effective Date to continue as a director, officer or special advisor of the Continuing Corporation from the Merger Effective Date until the date that such director, officer or special advisor has either exercised all of his or her JBI Warrants or his or her JBI Warrants have expired pursuant to their terms.

     8. Article VI, Paragraph (L) of the Plan is hereby amended and restated in its entirety to read as follows:

     (L) the shares of JBI Common Stock issuable pursuant to the Merger, including the shares of JBI Common Stock (x) issuable pursuant to the exercise of any JBI Warrant which has an expiration date on or before September 19, 1997 or (y) issued in exchange for shares of UVHC Common
     Stock issued pursuant to exercise of any UVHC Warrant which has an expiration date on or before September 19, 1997, having been approved for listing on Nasdaq NMS, subject to official notice of issuance;

     9. Article VIII, Paragraph (A) of the Plan is hereby amended and restated in its entirety to read as follows:

     (A) Survival. If the Merger Effective Date occurs, the agreements of the parties in Paragraphs (E), (K) and (T) of Article V and Paragraphs (A),
     (C), (D), (F), (G), and (I) of this Article VIII shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Paragraph (N) of Article IV, Paragraph
     (G)(2) of  Article V and  Paragraphs  (A),  (D),  (E),  (F) and (I) of this
     Article VIII shall survive such termination.

     10. Except as amended hereby, the Plan shall remain in full force and effect and unmodified.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Attest:                                JEFFBANKS, INC.


/s/Michele Rudoi                    By:/s/Betsy Z. Cohen
Assistant Secretary                    Chairman and
                                       Chief Executive Officer
[Corporate Seal]





                    [SIGNATURES CONTINUED ON FOLLOWING PAGE]

Attest:                                JEFFBANKS ACQUISITIONCORP., INC.


/s/Michele Rudoi                    By:/s/Betsy Z. Cohen
Assistant Secretary                    Chairman and
                                       Chief Executive Officer
[Corporate Seal]


Attest:                                UNITED VALLEY BANCORP, INC.


/s/R. Scott Horner                  By:/s/Thomas J. Lynch
Secretary                              President and
                                       Chief Executive Officer
[Corporate Seal]


Attest:                                UNITED VALLEY BANK


/s/R. Scott Horner                  By:/s/Thomas J. Lynch
Secretary                              President and
                                       Chief Executive Officer
[Corporate Seal]